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                                                                    EXHIBIT 99.l

                 SECOND AMENDMENT TO GENERAL SECURITY AGREEMENT

         THIS SECOND AMENDMENT TO GENERAL SECURITY AGREEMENT (this "Amendment") is made as of June 27, 1994, by and between WILLIAM F. FARLEY (the "Debtor") and NATIONSBANK OF FLORIDA, N.A., a national banking corporation, (the "Secured Party").

                                   RECITALS:

         A. As of December 18, 1992, the Secured Party made a loan to the Debtor in the original principal amount of $26,000,000.00 (the "Loan").

         B. Among other things, the Loan is secured pursuant to that certain General Security Agreement entered into as of December 18, 1992, as amended by that certain First Amendment to General Security Agreement dated as of August, 1993, each between the Debtor and the Secured Party (together the "Security Agreement").

         C. The parties wish to amend the Security Agreement in certain respects, as set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Recitals. The foregoing recitals are true and correct and are hereby incorporated by this reference.

         2 .     Modification of Security Agreement.  The Security Agreement is
hereby modified to add the following Section 7(q) thereto:
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                 "7(q)  The occurrence of a default under (i) that certain
                 Promissory Note dated August 4, 1992 in the principal amount of $5,5OO,OOO.OO made by Eastville Shipping Limited, a company registered and incorporated under the laws of the Isle of Man, which evidences a $5,500,000.00 loan made by Secured Party to Eastville Shipping Limited ("Yacht Loan") or that certain
                 Mortgage (To Secure Principal Sum and Interest) registered with the Registrar of British Ships in Gibraltar on the yacht named "L'Aquasition" which secures the Yacht Loan, or any other document executed in connection with the Yacht Loan, or
                 (ii) that certain Revolving Promissory Note dated June 27,
                 1994 in the principal amount of $12,000,000.00 dated June 27, 1994 made by Debtor to Secured Party ("Unsecured Loan") or that certain Guaranty of Payment dated June 27, 1994 executed by Fruit of the Loom, Inc., a Delaware corporation, which guarantees payment of the Unsecured Loan or any other document executed in connection with the Unsecured Loans.

         3. Confirmation of Security Agreement. Except as expressly modified by this Amendment the Security Agreememt is hereby confirmed to be in full force and effect and is unmodified, and Borrower confirms that all representations and warranties contained in the Security Agreement and the other "Loan Documents" (as defined in the Security Agreement) are true and correct as of the date of this Amendment.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                          W. Farley
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                                          WILLIAM F. FARLEY
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                                          NATIONSBANK OF FLORIDA, N.A., a
                                          national banking corporation

                                          By:    Keith Costello
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Michael Pellegrino                        Name:        COSTELLO
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                                          Title:       VP
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